Exhibit 99.1

As further discussed in Note 2 to our consolidated financial statements contained in Exhibit 99.3 of this Current Report on Form 8-K, our consolidated financial statements for the periods presented have been adjusted for the retrospective application of FASB Staff Position No. APB 14-1, “Accounting for Convertible Debt Instruments That May Be Settled in Cash upon Conversion (Including Partial Cash Settlement)” (“FSP APB 14-1”). The financial information contained in the selected financial data below reflects only the adjustments described in Note 2 of Exhibit 99.3. The retrospective application of FSP APB 14-1 affected our fiscal years 2007 through 2009. No other modifications or updates to the disclosures have been made in this Current Report on Form 8-K for events occurring after May22, 2009, the date of filing our Annual Report on Form 10-K for the fiscal year ended March 31, 2009, with the Securities and Exchange Commission.

Item 6. Selected Financial Data

The following selected financial data should be read in conjunction with the Consolidated Financial Statements and related Notes thereto and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included herein.

	Fiscal Years Ended March 31,
	2009 (1)(2)(3)	2008 (2)(3)(4)(5)	2007 (2)(3)(5)(6)	2006 (5)	2005 (5)(7)
	(in thousands, except per share data)
Operating Data:
Net sales	$1,240,378	$1,151,090	$937,327	$749,368	$676,557
Cost of sales	877,744	822,288	671,838	549,307	504,752
	362,634	328,802	265,489	200,061	171,805
Selling, general and administrative expense	162,109	159,262	135,887	108,063	105,382
Depreciation and amortization	48,611	43,215	35,703	30,827	29,500
Operating income	151,914	126,325	93,899	61,171	36,923
Interest expense and other	16,929	19,942	14,807	10,304	11,259
(Gain) loss on early extinguishment of debt	(880)	—	5,088	—	—
Income from continuing operations, before income taxes	135,865	106,383	74,004	50,867	25,664
Income tax expense	43,124	34,748	24,982	11,608	6,437
Income from continuing operations	92,741	71,635	49,022	39,259	19,227
Loss from discontinued operations	(4,745)	(8,468)	(3,905)	(4,744)	(7,799)
Net income	$87,996	$63,167	$45,117	$34,515	$11,428
Earnings per share:
Income from continuing operations:
Basic	$5.66	$4.34	$3.02	$2.47	$1.21
Diluted	$5.59	$4.08	$2.99	$2.45	$1.20
Cash dividends declared per share	$0.16	$0.16	$0.12	—	—
Shares used in computing earnings per share:
Basic	16,384	16,497	16,220	15,920	15,877
Diluted	16,584	17,540	16,413	16,060	15,971

	As of March 31,
	2009 (1)(2)(3)	2008 (2)(3)(4)(5)	2007 (2)(3)(5)(6)	2006 (5)	2005(5)(7)
	(in thousands)
Balance Sheet Data:
Working capital	$372,159	$416,842	$324,877	$256,480	$222,280
Total assets	1,591,207	1,412,760	1,218,480	977,253	937,715

Long-term debt, including current portion	459,396	395,981	286,499	161,417	157,782

Total stockholders’ equity	$788,563	$706,436	$645,177	$563,703	$526,663

(1)    Includes the acquisition of Merritt Tool Company, Inc., Saygrove Defence and Aerospace Group Limited., The Mexmil Company, LLC and acquisition of the aviation segment of Kongsberg Automotive Holdings ASA from the date of acquisition.  See Note 3 to the Consolidated Financial Statements.

(2)    Fiscal years 2009, 2008 and 2007 include stock-based compensation pre-tax charges of $3.2 million, $2.8 million and $2.5 million, respectively, related to the adoption of SFAS No. 123R as of April 1, 2006.

(3)    Fiscal years 2009, 2008 and 2007 include non-cash interest expenses of $5.8 million, $6.5 million and $3.1 million, respectively related to the retroactive application of FSP ABP 14-1 as of April 1, 2009.

(4)    Includes the acquisition of the assets and business of B. & R.  Machine & Tool Corp. from the date of acquisition.  See Note 3 to the Consolidated Financial Statements.

(5)    During 2008, the Company sold the assets of Triumph Precision, Inc. and also decided to sell Triumph Precision Castings Co.  These businesses have been classified as discontinued operations in 2009 and 2008 and, accordingly, the results for fiscal years prior to 2008 have also been reclassified to conform to the 2008 presentation.  See Note 4 to the Consolidated Financial Statements.

(6)    Includes the acquisition of the assets and businesses of Excel Manufacturing, Inc., Air Excellence International, Inc., Grand Prairie Accessory Services, LLC and the acquisition through merger of Allied Aerospace Industries, Inc., from the date of each respective acquisition. See Note 3 to the Consolidated Financial Statements.

(7)    Results include $3.1 million of restructuring costs associated with ceasing the operations of the Company’s Phoenix Manufacturing Division of the Company’s Triumph Engineered Solutions subsidiary and the divestitures of the Company’s IGT repair division and the Wisconsin Manufacturing division of the Company’s Triumph Engineered Solutions subsidiary.